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                     SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549



                                  FORM 8-K



                               CURRENT REPORT



                   Pursuant to Section 13 or 15(d) of the
                       Securities Exchange Act of 1934




                     Date of Report:  December 8, 1997
              Date of earliest event reported:  November 24, 1997



                     SOUTHERN CALIFORNIA EDISON COMPANY
           (Exact name of registrant as specified in its charter)



         CALIFORNIA                    1-2313               95-1240335
(State or other jurisdiction of      (Commission         (I.R.S. employer
incorporation or organization)       file number)      identification no.)




                           2244 Walnut Grove Avenue
                                (P.O. Box 800)
                          Rosemead, California  91770
        (Address of principal executive offices, including zip code)




                                 626-302-1212
             (Registrant's telephone number, including area code)



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Item 5.  Other Events

     In the following, the word "expects," and other similar expressions, are intended to identify forward-looking information that involves risks and uncertainties. Actual results or outcomes could differ materially as a result of such important factors as the failure to obtain (or the timing and terms of) the California Public Utilities Commission's ("CPUC") approval of the sales of the generation plants described below, the fulfillment of the terms of the various closing conditions governing such sales, and the identification of unforeseen environmental contamination and the incurring of associated cleanup costs at the plant sites.

     On November 24, 1997, Southern California Edison Company ("SCE"), Edison International's electric utility subsidiary, announced the sale of 10 of its 12 gas-fired generating plants with a combined generating capacity of 7,532 megawatts for a total price of $1.115 billion. The plants were sold pursuant to an auction process conducted as part of a voluntary divestiture plan previously reported by SCE and Edison International. In the aggregate, the plants were sold at 2.65 times their book value of $421 million. The plants were sold to the following buyers:

     o The AES Corporation which bought the Alamitos, Huntington Beach and Redondo Beach generating stations for a total of $781 million;

     o Houston Industries Power Generation, Inc., which bought the Cool Water, Mandalay, Ellwood and Etiwanda generating stations for a total of $237 million;

     o a consortium of NRG Energy, Inc., and Destec Energy, Inc., which bought the El Segundo generating station for $87.75 million; and

     o Thermo Ecotek Corporation, a subsidiary of Thermo Electron, which bought the San Bernardino and Highgrove generating stations for a total of $9.5 million.

     As previously reported by SCE and Edison International, legislation adopted by the State of California in September 1996 ("restructuring legislation") authorizes utilities to recover their costs made uneconomic by electric utility restructuring ("stranded costs") through a non-bypassable competition transition charge ("CTC") applicable to all customers who were using or began using utility services on or after December 20, 1995. The CPUC is to determine the amount of stranded costs recoverable through this mechanism. The proceeds from the plant sales described above serve to reduce the net stranded costs that would otherwise be sought through CTC.

     SCE expects that the transactions, which are subject to regulatory approval, will close by January 1, 1998.

     As mandated by the restructuring legislation, any divested power plant that remains in operation will continue to be operated and maintained by SCE for at least two years following the sale pursuant to an operations and maintenance agreement with the new owner.

     SCE will retain liability for required environmental remediation of any pre-closing soil or groundwater contamination at these plants, except for any liabilities arising due to decommissioning of the plants. Edison International does not expect any material adverse impact on its or SCE's financial position or results of operations as a result of retaining such environmental remediation liability.

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                                    SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                       SOUTHERN CALIFORNIA EDISON COMPANY


                                                KENNETH S. STEWART
                                      ----------------------------------
                                                KENNETH S. STEWART
                                            ASSISTANT GENERAL COUNSEL

December 8, 1997